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                                                                   Exhibit 23.01

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Post-Effective Amendment No. 3 to Form S-1
Registration Statement on Form S-3 - SEC Registration No. 333-52731) and related Prospectus of Rocky Mountain Internet, Inc. for the registration of shares of its common stock and common stock purchase warrants and to the incorporation by reference therein of our report dated March 26, 1999, with respect to the consolidated financial statements and schedule of Rocky
Mountain Internet, Inc. as of and for the year ended December 31, 1998 included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                                    /s/ ERNST & YOUNG LLP

Denver, Colorado
April 22, 1999